
                                                                                  EXHIBIT 11

                        Aon Corporation and Subsidiaries

                  CONSOLIDATED NET INCOME PER SHARE COMPUTATION



                                                                      First Quarter Ended
                                                                  ---------------------------
(millions except per share data)                                    March 31,     March 31,
                                                                      1997           1996
                                                                  ------------   ------------

EARNINGS PER SHARE (1)
  Net income ..................................................   $       0.7    $     118.9
  Preferred stock dividends ...................................           3.4            5.1
                                                                  ============   ============
    NET INCOME AVAILABLE FOR COMMON STOCKHOLDERS...............   $      (2.7)   $     113.8
                                                                  ============   ============


  Average common shares issued ................................         171.2          167.1
  Net effect of treasury stock activity and dilutive stock
      compensation plans based on the treasury stock method ...          (2.0)          (2.5)
                                                                  ------------   ------------
      Average common and common equivalent shares
        outstanding............................................         169.2          164.6
                                                                  ============   ============
NET INCOME (LOSS) PER SHARE ...................................   $     (0.02)   $      0.69
                                                                  ============   ============

(1) Adjusted to reflect the three-for-two stock split effective May 1, 1997.